Exhibit 99.1

Independent Auditors Report

Board of Directors

MAI Systems Corporation
Lake Forest, California

We have audited the accompanying consolidated balance sheets of MAI Systems Corporation and subsidiaries (the “Company”) as of December 31, 2005 and 2004 and the related consolidated statements of operations, stockholders’ deficiency and comprehensive income (loss) and cash flows for the year ended December 31, 2005, for the period from January 1, 2004 to October 31, 2004 and for the period from November 1, 2004 to December 31, 2004 and for the year ended December 31, 2003.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of MAI Systems Corporation and subsidiaries as of December 31, 2005 and 2004 and the results of their operations and their cash flows for the year ended December 31, 2005, for the period from January 1, 2004 to October 31, 2004 and for the period from November 1, 2004 to December 31, 2004 and for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

Costa Mesa, California
March 3, 2006

MAI SYSTEMS CORPORATION
CONSOLIDATED BALANCE SHEETS

	As of December 31, (in thousands, except share data)
	2004	2005
ASSETS
Current assets:
Cash	$195	$574
Receivables, less allowance for doubtful accounts of $321 in 2004 and $312 in 2005	2,171	4,185
Inventories, net	71	116
Prepaids and other assets	748	741

Total current assets	3,185	5,616

Furniture, fixtures and equipment, net	629	622
Intangibles, net	7,470	6,578
Goodwill	4,622	4,622
Other assets	15	15

Total assets	$15,921	$17,453

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current liabilities:
Current portion of long-term debt	$1,003	$1,149
Accounts payable	1,077	1,042
Customer deposits	2,181	3,595
Accrued liabilities	2,901	2,386
Income taxes payable	103	97
Unearned revenue	3,456	4,484

Total current liabilities	10,721	12,753

Long-term debt	6,649	5,469
Other liabilities	764	774

Total liabilities	18,134	18,996

Commitments and contingencies

Stockholders’ deficiency:
Preferred Stock, par value $0.01 per share; 6,667 shares authorized, none issued or outstanding	—	—
Common Stock, par value $0.01 per share; authorized 660,000 shares; 385,652 and 403,485 shares issued and outstanding at December 31, 2004 and 2005, respectively	4	4
Additional paid-in capital	48,436	48,555
Accumulated other comprehensive loss:
Minimum pension liability	(1,250)	(1,391)
Foreign currency translation	(69)	(67)
Unearned compensation	—	(116)
Accumulated deficit	(49,334)	(48,528)
Total stockholders’ deficiency	(2,213)	(1,543)

Total liabilities and stockholders’ deficiency	$15,921	$17,453

The accompanying notes are an integral part of these consolidated financial statements.

MAI SYSTEMS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year			For the Year
	Ended	For the Periods		Ended
	December 31,	Jan. 1, 2004 –	Nov. 1, 2004 –	December 31,
(in thousands, except per share data)	2003	Oct. 31, 2004	Dec. 31, 2004	2005
Revenue:
Software	$3,855	$3,223	$766	$5,974
Network and computer equipment	485	386	87	1,010
Services	15,006	12,708	2,901	16,447
Total revenue	19,346	16,317	3,754	23,431

Direct costs:
Software	587	381	111	1,128
Network and computer equipment	370	318	79	811
Services	4,563	3,823	872	5,632
Total direct costs	5,520	4,522	1,062	7,571

Gross profit	13,826	11,795	2,692	15,860

Selling, general and administrative expenses	9,596	7,656	1,771	9,424
Research and development costs	2,828	3,039	669	4,423
Amortization of intangibles	—	—	96	490
Stock compensation charge	—	188	—	—
Other operating expense (income)	62	64	28	(210)
Operating income	1,340	848	128	1,733

Interest income, net	2	1	—	1
Interest expense (including debt modification charge)	(1,219)	(1,966)	(147)	(819)
Other non-operating income (expense)	(81)	(26)	(2)	1

Income (loss) before income taxes	42	(1,143)	(21)	916
Income tax benefit (expense)	311	(15)	(16)	(110)

Net income (loss)	$353	$(1,158)	$(37)	$806

Income (loss) per share:

Basic income (loss) per share	$3.64	$(11.82)	$(0.10)	$2.07

Diluted income (loss) per share	$3.57	$(11.82)	$(0.10)	$2.07

Weighted average common shares used in determining income (loss) per share:

Basic	97	98	386	389
Diluted	99	98	386	389

The accompanying notes are an integral part of these consolidated financial statements.

MAI SYSTEMS CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIENCY AND COMPREHENSIVE INCOME
(LOSS)

(in thousands)

	Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Unearned Compensation	Accumulated Deficit	Total Stockholders’ Deficiency	Total Comprehensive Income (Loss)

Balance at December 31, 2002	$1	$218,400	$(949)	$(91)	$(232,143)	$(14,782)	$(1,938)

Issuance of common stock	—	20	—	—	—	20	—
Issuance of warrants	—	42	—	—	—	42	—
Legal settlement	—	(199)	—	—	—	(199)	—
Minimum pension liability	—	—	(87)	—	—	(87)	(87)
Amortization of unearned compensation	—	—	—	38	—	38	—
Translation adjustments	—	—	29	—	—	29	29
Net loss	—	—	—	—	353	353	353

Balance at December 31, 2003	$1	$218,263	$(1,007)	$(53)	$(231,790)	$(14,586)	$295

Push down accounting adjustments	—	(175,324)	835	17	183,651	9,179	—
Issuance of common stock for cash	1	999	—	—	—	1,000	—
Issuance of common stock as a result of debt conversion	2	3,315				3,317
Debt modification charge	—	995	—	—	—	995	—
Stock compensation charge	—	188	—	—	—	188	—
Amortization of unearned compensation	—	—	—	31	—	31	—
Translation adjustments	—	—	(52)	—	—	(52)	(52)
Net loss	—	—	—	—	(1,158)	(1,158)	(1,158)

Balance at October 31, 2004	$4	$48,436	$(224)	$(5)	$(49,297)	$(1,086)	$(1,210)

Minimum pension liability	—	—	(1,037)	—	—	(1,037)	(1,037)
Amortization of unearned compensation	—	—	—	5	—	5	—
Translation adjustments	—	—	(58)	—	—	(58)	(58)
Net loss	—	—	—	—	(37)	(37)	(37)

Balance at December 31, 2004	$4	$48,436	$(1,319)	$—	$(49,334)	$(2,213)	$(1,132)

Minimum pension liability		119	(141)	—	—	(141)	(141)
Unearned compensation	—	—	—	(119)	—	—	—
Amortization of unearned compensation	—	—	—	3	—	3	—
Translation adjustments	—	—	2	—	—	2	2
Net income			—	—	806	806	806

Balance at December 31, 2005	$4	$48,555	$(1,458)	$(116)	$(48,528)	$(1,543)	$667

The accompanying notes are an integral part of these consolidated financial statements.

MAI SYSTEMS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the year			For the year
	ended	For the Periods		ended
	December 31,	Jan. 1, 2004 –	Nov. 1, 2004 –	December 31,
	2003	Oct. 31, 2004	Dec. 31, 2004	2005
Cash flows from operating activities:
Net income (loss)	$353	$(1,158)	$(37)	$806
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Gain on IRS settlement	(262)	—	—	—
Amortization of intangibles	38	—	136	892
Depreciation and amortization	474	448	54	254
Amortization of debt discount	44	39	8	22
Debt modification charge	—	995	—	—
Stock compensation charge	—	188	—	—
Provision for doubtful accounts receivable and inventory	66	170	76	87
Changes in assets and liabilities:
(Increase) decrease in receivables	469	(208)	(58)	(2,117)
(Increase) decrease in inventories	—	(31)	4	(45)
(Increase) decrease in prepaids and other assets	(185)	138	(114)	7
(Increase) decrease in other assets	(67)	44	(1)	—
(Decrease) increase in accounts payable and customer deposits	366	(799)	(116)	1,379
(Decrease) increase in accrued liabilities	1,052	363	496	(515)
(Decrease) increase in income taxes payable	(4)	17	1	(6)
(Decrease) increase in unearned revenue	(484)	367	(120)	1,028
(Decrease) increase in other liabilities	(421)	(286)	61	(131)

Net cash provided by operating activities	1,439	287	390	1,661

Cash flows from investing activities:
Capital expenditures	(346)	(129)	(66)	(244)
Payments received on note receivable	250	—	—	—
Software development costs	(896)	(906)	(159)	—
Acquisition of unconsolidated subsidiary	(79)	—	—	—

Net cash used in investing activities	(1,071)	(1,035)	(225)	(244)

Cash flows from financing activities:
Repayments of long-term debt	(239)	(739)	(137)	(1,056)
Net decrease in line of credit	—	—	—	—
Issuance of common stock	—	1,000	—	—

Net provided by (cash used) in financing activities	(239)	261	(137)	(1,056)

Effect of exchange rate changes on cash	(10)	(4)	(6)	18

Net increase (decrease) in cash	119	(491)	22	379

Cash at beginning of period	545	664	173	195
Cash at end of period	$664	$173	$195	$574

Cash paid during the period for:
Interest	$826	$535	$20	$949
Income taxes	$6	$35	$—	$104

The accompanying notes are an integral part of these consolidated financial statements.

MAI SYSTEMS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of the Business

MAI Systems Corporation (the “Company” or “MAI”) provides total information technology solutions to the hospitality, resort and destination industry.  The solutions provided by the Company typically include applications software, computer hardware, peripherals and wide and local area network design, implementation, installation and support.  The software applications are generally the Company’s proprietary software, or software which is licensed to the Company on an exclusive basis.  The hardware, peripherals and networking systems are generally third-party products, which we distribute.  Directly and through arrangements with third parties, we provide on-site and off-site service and support to users of network and systems hardware.

Liquidity

Although the Company has a net stockholders’ deficiency of $1,543,000 and a working capital deficit of $7,137,000 at December 31, 2005, the Company believes it will continue to generate sufficient funds from operations or obtain additional financing to meet its operating and capital requirements for at least the next 12 months.    The Company expects to generate positive cash flow from its continuing operations during 2006 from shipping out products and services from its current backlog as of December 31, 2005 as well as new orders. In the event that the Company cannot generate positive cash flow from its continuing operations during 2006, the Company can substantially reduce its research and development efforts to mitigate cash outflow to help sustain its operations.  There can be no assurance that the Company will be able to sustain profitability, generate positive cash flow from operations or obtain additional financing as necessary.  These financial statements have been prepared assuming the Company will continue to operate as a going concern.  If the Company is unsuccessful in the aforementioned efforts, the Company could be forced to liquidate certain of its assets, reorganize its capital structure and, if necessary, seek other remedies available to the Company.

Principles of Consolidation

The consolidated financial statements of the Company include the accounts of its domestic operations and its majority and wholly owned subsidiaries.  All significant intercompany transactions and accounts have been eliminated in consolidation.

Use of Estimates

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.  In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the dates of the balance sheets and revenues and expenses for the periods.  Actual results could materially differ from those estimates.

Revenue Recognition

The Company earns revenue from sales of hardware, software and professional services and from arrangements involving multiple elements of each of the above. Revenue for multiple element arrangements are recorded by allocating revenue to the various elements based on their respective fair values as evidenced by vendor specific objective evidence. The fair value in multi-element arrangements is determined based upon the price charged when sold separately. Revenue is not recognized until persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectibility is probable. Sales of network and computer equipment are recorded when title and risk of loss transfers. Software revenues are recorded when application software programs are shipped to end users, resellers and distributors, provided the Company is not required to provide services essential to the functionality of the software or significantly modify, customize or produce the software. Professional services fees for software development, training and installation are recognized as the services are provided. Maintenance revenues are recorded evenly over the related contract period.

Cash Equivalents

Cash equivalents consist of highly liquid investments which are readily convertible into known amounts of cash and have original maturities of three months or less, when purchased.

Allowance for Doubtful Accounts

The Company records an allowance for doubtful accounts based on specifically identified amounts that it believes are  uncollectible.  The Company also records additional allowances based upon certain percentages of our aged receivables, which are determined based on historical experience and or assessment of the general financial conditions affecting our customer base.  If the Company’s actual collection experience changes, revisions to its allowance may be required.  Any unanticipated change in the Company’s customer’s credit worthiness or other matters affecting the collectibility of amounts due from such customers, could have a material affect on its results of operations in the period in which such changes or events occur.  After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

Inventories

Inventories are valued at the lower of first in, first out cost or market.

Furniture, Fixtures and Equipment

Furniture, fixtures and equipment are recorded at cost and depreciated on a straight-line basis over estimated useful lives ranging from 3 to 5 years.  Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or their estimated useful lives.  Expenditures for additions and major improvements are capitalized.  Repairs and maintenance costs are charged to operations as incurred.  Management of the Company assesses the recoverability of property and equipment by determining whether the depreciation and amortization of such assets over their remaining lives can be recovered through projected, undiscounted cash flows.

Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of

Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” provides a single accounting model for long-lived assets to be disposed of.  SFAS No. 144 also changes the criteria for classifying an asset as held for sale, and broadens the scope of businesses to be disposed of that qualify for reporting as discontinued operations and changes the timing of recognizing losses on such operations.

In accordance with SFAS No. 144, long-lived assets, such as furniture, fixtures and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset.  If the carrying amount of an asset exceeds its estimated future cash flows, and an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.  Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated.  The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

Goodwill

Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” (“SFAS No. 142”) provides that goodwill and all intangible assets having indefinite useful economic lives are not to be amortized until their lives are determined to be finite, however, a recognized intangible asset with an indefinite useful life should be tested for impairment annually or on an interim basis if events or circumstances indicate that the fair value of the asset has decreased below its carrying value. At December 31, 2005, the Company evaluated its goodwill and determined that fair value had not decreased below carrying value and no adjustment to impair goodwill was necessary in accordance with SFAS No. 142.

Income Taxes

Income taxes are accounted for under the asset and liability method.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  The realizability of the deferred tax asset is assessed throughout the year and a valuation allowance is established accordingly.

Comprehensive Income (Loss)

In accordance with SFAS No. 130, “Reporting Comprehensive Income,” the Company reports accumulated other comprehensive income (loss) in its Consolidated Balance Sheets.  Comprehensive income (loss) includes net income (loss), minimum pension liability and other comprehensive income (loss), which includes current period foreign currency translation adjustments and amortization of unearned compensation.

Stock Option Plans

In December 2002, the FASB issued FAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure”, which amended FAS No. 123, “Accounting for Stock-Based Compensation.” The new standard provides alternative methods of transition for a voluntary change to the fair market value based method for accounting for stock-based employee compensation. Additionally, the statement amends the disclosure requirements of FAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.  In compliance with FAS No. 148, the Company elected to continue to follow the intrinsic value method in accounting for its stock-based employee compensation plan as defined by APB No. 25.

At December 31, 2005, the Company had two stock-based employee compensation plans, which are described more fully in Note 11. Under APB No. 25, compensation expense relating to employee stock options is determined based on the excess of the market price of the Company’s stock over the exercise price on the date of grant, the intrinsic value method, versus the fair value method as provided under FAS No. 123.  Had compensation cost for the Company’s stock option plans been determined based on the fair value at the grant date for awards for years ended December 31, 2003, 2004 and 2005 (which includes the periods for January 1, 2004 through October 31, 2004 and November 1, 2004 through December 31, 2004), consistent with the provisions of FAS No. 123, the Company’s net loss and loss per share or net income and net income and net income per share would have increased or decreased respectively.

The following table represents the effect on net income and earnings per share if the Company had applied the fair value based method and recognition provisions of Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation”, to stock-based employee compensation:

		Year ended	For the Periods		Year ended
(in thousands, except per share data)		December 31, 2003	Jan. 1, 2004 – Oct. 31, 2004	Nov. 1, 2004 – Dec. 31, 2004	December 31, 2005

Net income (loss):	As reported	$353	$(1,158)	$(37)	$806
	Add: Stock-based employee compensation expense recorded	—	—	—	—
	Less: Stock based employee compensation expense determined under fair value calculations	(67)	(32)	(6)	—
	Pro forma	$286	$(1,190)	$(43)	$806

Basic income (loss) per share:	As reported	$3.64	$(11.82)	$(0.10)	$2.07
	Add: Stock-based employee compensation expense recorded	—	—	—	—
	Less: Stock based employee compensation expense determined under fair value calculations	(0.69)	(0.32)	(0.01)	—
	Pro forma	$2.95	$(12.14)	$(0.11)	$2.07

Diluted income (loss) per share:	As reported	$3.57	$(11.82)	$(0.10)	$2.07
	Add: Stock-based employee compensation expense recorded	—	—	—	—
	Less: Stock based employee compensation expense determined under fair value calculations	(0.62)	(0.32)	(0.01)	—
	Pro forma	$2.95	$(12.14)	$(0.11)	$2.07

Pension Plan

The Company established a defined benefit plan for employees that were employed by the Company’s maintenance service business acquired in 1988.  The plan provides benefits based upon a percentage of the participant’s career income with the Company or years of service while an employee of the Company.  The funding policy is to contribute annually an amount to fund pension costs as actuarially determined by an independent pension consulting firm.

Foreign Currency Translation

The functional currency for all foreign subsidiaries is the applicable local currency.  Accordingly, all translation adjustments for foreign subsidiaries, and gains and losses on intercompany foreign currency transactions that are of a long-term nature, are included in accumulated other comprehensive income (loss) as a separate component of stockholders’ deficiency.

There were no material net foreign currency transaction gains (losses) in 2003, 2004 and 2005.  These amounts are included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

Software Development Costs

All costs incurred to establish the technological feasibility of software products to be sold to others are expensed as research and development. Once technological feasibility has been established, all software production costs are capitalized. Amortization is computed on an individual product basis and is recognized over the greater of the remaining economic lives of each product or the ratio that current gross revenues for a product bear to the total of current and anticipated revenues for that product, commencing when the products become available for general release to customers.  Software development costs are generally amortized over a three to seven year period.  The Company continually assesses the recoverability of software development costs by comparing the carrying value of individual products to their net realizable value.

The Company capitalized $896,000 and $1,065,000 of software development costs during 2003 and 2004 (which includes the periods for January 1, 2004 through October 31, 2004 and November 1, 2004 through December 31, 2004), respectively, relating to our N-Tier, Internet-native corporate application suite of products written in java.  The modules to this suite of applications became available for general release in the first quarter of 2005 at which time amortization of such costs commenced.  We believe that these new products will produce new sales adequate to recover amounts capitalized.

Research and Development Costs

During 2003, 2004, and 2005, we incurred $2,828,000, $3,708,000 and $4,423,000, respectively (net of capitalized software of $896,000 and $1,065,000 for 2003 and 2004 (which includes the periods for January 1, 2004 through October 31, 2004 and November 1, 2004 through December 31, 2004) for research and development activities, which are expensed as incurred.  Our research and development expenditures related to the support and extension of existing software products and the development of new products.

Fair Value of Financial Instruments

As of December 31, 2004 and 2005, the carrying value of account receivables, accounts payable, accrued liabilities, income taxes payable and other liabilities approximate fair value due to the short-term nature of such instruments.  The carrying value of long-term debt approximates fair value as the related interest rates approximate rates currently available to the Company.

Income (Loss) per Share of Common Stock

Basic and diluted income (loss) per share is computed using the weighted average shares of common stock outstanding during the period.  Consideration is also given in the dilutive income per share calculation for the dilutive effect of common stock equivalents which might result from the exercise of stock options and warrants (see note 11).

Recent Accounting Pronouncements

In December 2004, the FASB issued Statement No. 123R, a revision to Statement No. 123, “Accounting for Stock-Based Compensation.” This standard requires the Company to measure the cost of employee services received in exchange for equity awards based on the grant date fair value of the awards. The cost will be recognized as compensation expense over the vesting period of the awards. The Company will adopt SFAS 123R at the beginning of the first quarter of 2006. The standard provides for a prospective application. Under this method, the Company will begin recognizing compensation cost for equity based compensation for all new or modified grants after the date of adoption. In addition, the Company will recognize the unvested portion of the grant date fair value of awards issued prior to adoption based on the fair values previously calculated for disclosure purposes. The Company is evaluating the impact on the adoption of SFAS 123R.  However, it is expected that the Company’s expense for stock-based compensation will increase.

In December 2004, the FASB also issued SFAS No. 151, “Inventory Costs, an Amendment of ARB No. 43, Chapter 4,” which will become effective for the Company beginning January 1, 2006. This standard clarifies that abnormal amounts of idle facility expense, freight, handling costs and wasted material should be expensed as incurred and not included in overhead. In addition, this standard requires that the allocation of fixed production overhead costs to inventory be based on the normal capacity of the production facilities. The Company is currently evaluating the potential impact of this standard on its financial position and results of operations, but does not believe the impact of the change will be material.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections-A replacement of APB Opinion No 20 and FASB Statement No. 30,” or (“SFAS 154”). SFAS 154 replaces APB Opinion No. 20, “Accounting Changes,” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements,” and changes the requirements for the accounting for, and reporting of, a change in accounting principles. SFAS 154 applies to all voluntary changes in accounting principles and changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions.

Under previous guidance, changes in accounting principle were recognized as a cumulative effect in the net income of the period of the change. SFAS 154 requires retrospective application of changes in accounting principle, limited to the direct effects of the change, to prior periods’ financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. Additionally, SFAS 154 requires that a change in depreciation, amortization or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate affected by a change in accounting principle and that correction of errors in previously issued financial statements should be termed a “restatement.” The provisions in SFAS 154 are effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The Company does not expect the adoption of this pronouncement to have a material effect on its consolidated financial position, results of operations or cash flows.

Reclassifications

Certain prior year amounts have been reclassified to conform with the 2005 presentation.

NOTE 2 – MANAGEMENT EQUITY/CONVERSION TRANSACTION AND PRIVATIZATION PLANS

Management Equity/Conversion Transaction

On April 9, 2004, an investor group, consisting of Canyon, the Company’s Chairman of the Board, Chief Executive Officer & President and Chief Financial & Operating Officer (“Investor Group”), acquired 16,222 shares of the Company’s common stock held by CSA and $3,133,344 of secured indebtedness owed to CSA for $1 million in cash (see note 8).  On September 22, 2004, the Company received approval from its shareholders for the Investor Group to convert the Company’s secured indebtedness acquired from CSA plus any accrued interest through the date of conversion for shares of the Company’s common stock based upon a conversion price of $15.00 per share.  Additionally, the shareholders also approved for the Investor Group to invest $1,000,000 of new cash proceeds into the Company, which the Company received on September 24, 2004, in a private placement at $15.00 per share (the “Management Equity/Conversion Transaction”).    On November 1, 2004, the Company issued 66,667 shares of its common stock to the Investor Group in exchange for the $1,000,000 of cash proceeds and the $3,133,344 secured note, together with $183,867 of accrued interest, was converted into 221,147 shares of the Company’s common stock.

As the carrying value of the acquired indebtedness of $3,317,211 as of November 1, 2004 was lower than the fair value (quoted market price) of the 221,147 shares issued in connection with the debt conversion of $4,312,374 (221,147 shares $19.50 per share), the Company recorded a debt extinguishment charge of $995,163, which has been measured as of the conversion date (commitment date) of November 1, 2004 for accounting purposes.

In addition, the market price for our common stock was $19.50 per share on November 1, 2004, the date of issuance of the 66,667 shares of our common stock to the Investor Group.  Accordingly, we recorded a $187,500 charge to stock compensation expense since certain members of our management are also members of the Investor Group. The amount of the charge is based on the 41,667 shares attributable to members of management based on their ownership share in the

Investor Group multiplied by the amount that the market price of our common stock of $19.50 per share exceeded the $15.00 per share on the date of issuance of such shares.

We believe that the aforementioned transaction permits but does not require us to use new basis or push down accounting since the members of the Investor Group will hold between 80% and 94% of the voting shares of the company upon completion of the transaction. Application of push-down accounting requires that the acquiring parent or control group obtain at least an 80% ownership interest, either in a single transaction, or though a series of transactions. The Investor Group has acquired 78.84%, and the members of the Investor Group previously personally held 17.85% ownership, not within the Investor Group. The 17.85% personal ownership of the members outside of the Investor Group was reduced to 4.53% after the Investor Group’s acquisition of 78.84% of the Company’s common stock.  The basis for considering the members as part of a control group is due to the fact that the group’s intent was to mutually promote the acquisition and to collaborate on the subsequent control of the Company and, as such, should be viewed effectively as one investor/group.  The 78.84% interest held by the Investor Group effectively ties the four members together into a control group, and that the remaining outside holdings of 4.53% (totaling 83.37%) should also be treated as held by the control group for purposes of applying push-down accounting (therefore the Investor Group controls 83.37% of the Company’s common stock).  Accordingly, the Company has elected to apply push down accounting, and in accordance with SFAS No. 141 and using the guidance in Topic D-97.  This has resulted in a new valuation of the assets and liabilities of the Company based upon fair values as of the date of the transaction.

As of November 1, 2004, the Company had a stockholders’ deficit of approximately $14,582,000 (excluding the $1 million of cash infused by the Investor Group) and an accumulated deficit of approximately $232 million. After application of the push down accounting, the portion of the historic deficit attributable to the Investor Group’s new ownership was eliminated, and stockholders’ deficit has been partially reset based on the Investor Group’s new basis in the Company of $2.0 million. Post push down stockholders’ deficiency was calculated as follows (in thousands):

Non-Investor Group:
Adjusted historic stockholders’ deficiency at November 1, 2004	$(14,582)	(a)
Non-Investor Group Ownership (100% - 83.37%)	16.63%
Non-Investor Group basis to carry over		$(2,425)

Investor Group:
New basis to push down		$2,000 (b)
Adjusted historic stockholders’ deficiency at November 1, 2004	$(14,582)
Investor Group pre-existing ownership percentage	4.53%
		(661)

New stockholders’ deficiency as of November 1, 2004		$(1,086)

(a)          Historic stockholders’ deficiency was adjusted to exclude the $1 million of common stock subscribed by the Investor Group on September 24, 2004 since the amount has been included in the Investor Group’s new basis calculation (see note (b) below).

(b)         The Investor Group’s new basis is calculated as follows:

Investor Group’s cash to purchase MAI common stock and indebtedness from CSA	$1,000,000
Investor Group’s cash to purchase 66,667 shares of MAI common stock	1,000,000

Investor Group’s new basis	$2,000,000

Based on the balance sheet as of November 1, 2004, and considering the additional equity investment and debt conversion by the Investor Group, application of  push down accounting resulted in a step-up in basis of the net assets of the Company of approximately $10,179,000 calculated as follows (in thousands):

Adjusted historical stockholders’ deficiency at November 1, 2004	$(14,582)
Conversion of Investor Group debt at book value	3,317
Step up in value of net assets	10,179
Post push-down accounting stockholders’ deficiency	$(1,086)

Below is the purchase price allocation relating to the net liabilities acquired (representing the excess of fair value over net historical net assets).  The Company completed a valuation of its assets and liabilities and determined the fair value to be the book value for all assets and liabilities except for furniture, fixtures and equipment (valued at estimated replacement costs) and intangible assets (valued based upon estimated future revenue streams).  Following is our allocation of the purchase price at estimated fair values (in thousands):

	Adjusted Historical Book Value-Pre Push Down Accounting (1)	Fair Value	Excess of Fair Value Over Book Value	Investor Group’s 65.52% of Excess(2)	Purchase Price Allocation
Furniture, fixtures and equipment	$470	$687	$217	$142	$612
Capitalized software development costs	2,661	2,503	(158)	(158)	2,503
Goodwill	1,121	7,374	6,253	5,251	6,372
Trade names	—	4,059	4,059	2,659	2,659
Customer relationships	—	3,487	3,487	2,285	2,285

Other net liabilities	(15,517)	(15,517)	—	—	(15,517)
Net Book /Fair Value of Assets and Liabilities	$(11,265)			$10,179	$(1,086)

(1)           Other net liabilities exclude the $3,317,000 of secured debt that was converted to equity in conjunction with the application of push down accounting.  Historical book value is adjusted to exclude the $1 million of common stock subscribed by the Investor Group on September 24, 2004 since the amount has been included in the Investor Group’s new basis calculation (see note (b) above and note 7).

(2)           Investor Group’s percentage of excess of fair value over book value represents the Investor Group’s acquired ownership percentage of 78.84% less the decrease in the Investor Group’s previously personally held ownership of 13.32% (17.85% before the transaction reduced to 4.53% after the transaction).

In connection with the Management Equity/Conversion Transaction, the Company assigned a new useful life for furniture, fixtures and equipment effective as of November 1, 2004.  Following is our allocation of the purchase price at estimated fair values and amortization periods (useful lives) for the groups of assets affected:

	Allocation of Purchase Price	Amortization Period (Useful Life)
Furniture, fixtures and equipment	$612,000	3 years
Intangible assets:
Goodwill	$6,372,000	*
Tradenames	2,659,000	15 years
Customer relationships	2,285,000	7 years
Capitalized software	2,503,000	7 years
	$13,819,000

*                 Reviewed annually for impairment, not amortized, as goodwill has an indefinite life (in accordance with SFAS No. 142).

The following reflects the unaudited pro forma effect of the Management Equity/Conversion Transaction on continuing operations for the year ended December 31, 2003 and for the period from January 1, 2004 to October 31, 2004 (in thousands):

	Year ended December 31, 2003	Period from Jan. 1, 2004 – Oct. 31, 2004

Revenue	$19,346	$16,317
Operating income (loss)	747	(593)
Net income (loss)	92	(1,328)
Net income (loss) per share	$0.01	$(0.09)

The unaudited pro forma information provided above has been prepared by adjusting historical amounts for the periods to give effect to the Management Equity/Conversion Transaction as if it had occurred on January 1, 2003 and 2004, respectively.  The pro forma adjustments to the historical results of operations for the year ended December 31, 2003 and the period from January 1, 2004 to October 31, 2004 include the pro forma impact of the push down accounting resulting in the reduction of depreciation expense of $268,000 and $272,000, respectively, and an increase of amortization of identifiable intangible assets of $861,000 and $718,000, respectively. The pro forma adjustments to the historical results of operations for the year ended December 31, 2003 and the period from January 1, 2004 to October 31, 2004 include the pro forma impact of the debt conversion resulting in the reduction of interest expense of $332,000 and $276,000, respectively.

Privatization

In November 2005, our Board of Directors and the Investor Group furnished an information statement to all holders of record of the issued and outstanding shares of our common stock, $0.01 par value, in connection with an Amendment to the Company’s Amended and Restated Certificate of Incorporation (“Amendment”) to effectuate a 1-for-150 reverse stock split. The reverse stock split was effective on November 23, 2005.  The financial statements have been revised to reflect the reverse stock split for all periods presented.

The Company filed a Form 15 with the United States Securities and Exchange Commission on November 29, 2005 which enabled the Company to terminate its periodic reporting obligations under Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), the registration of our common stock under Section 12(g) of the Exchange Act and the quotation of our common stock on the OTC Bulletin Board and become a “private” company.

NOTE 3 – INVENTORIES, NET

Inventories are summarized as follows:

	December 31,
	2004	2005
	(in thousands)
Finished goods	$65	$112
Replacement parts	6	4

	$71	$116

The Company has purchased many products and components from single sources of supply.  Because the Company’s current products are industry standard, the Company believes that alternative sources of supply of similar products would be available to the Company in the event of any interruption of delivery of a single source supplier.

NOTE 4 – FURNITURE, FIXTURES AND EQUIPMENT

The major classes of furniture, fixtures and equipment are as follows:

	2004	2005
	(in thousands)

Furniture, fixtures and equipment	$108	$119
Office equipment	425	557
Leasehold improvements	144	199
Total	677	875

Less: accumulated depreciation and amortization	(48)	(253)

	$629	$622

NOTE 5 – ACQUISITIONS, DIVESTITURE, AGREEMENTS AND FINANCING

Hospitality Services & Solutions

On June 23, 2002, the Company acquired substantially all of the assets and assumed certain liabilities of Hospitality Services & Solutions (“HSS”) including a 35% ownership in AMDB - HIS (“AMDB”) pursuant to a stock purchase agreement for 667 shares of common stock valued at $32,000 (the quoted market price of the common stock at the time the terms were agreed), and $75,000 in cash.  Additionally, pursuant to a Shareholders Agreement between the parties, the shareholders of HSS received a 20% minority interest in the Company’s combined operations in Asia (“HIS Asia”).  The Shareholder Agreement provided that the HSS shareholders may, at their option, on and after January 1, 2006, but before December 31, 2006, require the Company, under certain conditions, to acquire the remaining 20% minority interest. The Company’s purchase price shall be equal to fifty percent (50%) of the trailing revenues of HIS Asia for  the twelve (12) months preceding such written notice multiplied by the concerned shareholder’s pro-rata ownership of HIS Asia.  In January 2006, the shareholders owning the twenty percent (20%) minority interest of HIS Asia notified the Company and exercised its option.  Trailing twelve months revenues for the year ended December 31, 2005 was $4,574,000, which resulted in a purchase price of $457,400.  On March 20, 2006, the Company paid $114,400 to shareholders owning a 5% minority interest and $148,000 to the minority shareholder owning the remaining 15% minority interest.  The Company issued an unsecured promissory note for the balance of $195,000 due to the remaining minority shareholder which bears interest at 6% per annum.

HSS was acquired for the Company to expand its operations in the Asian marketplace, strengthen its management team in the territory and create new opportunities for its new enterprise capable suite of products.  The assets acquired from HSS are used in the business of software design, engineering and service relating to hotel information systems.  The assets also include subsidiaries of HSS in Malaysia, Singapore and Thailand. The net liabilities of HSS acquired by the Company totaled $190,000.  The Company recorded $297,000 of goodwill (deductible for tax purposes) in connection with the acquisition of HSS.

Included in the acquired assets of HSS was a 35% interest in AMDB, an online reservation service, originally purchased by HSS for $66,000.  On February 20, 2003, the Company entered into an agreement whereby it acquired the remaining 65% for $79,000 payable over 6 month installments.  The net liabilities of $15,000 acquired are used to support an online reservation service related to hotel information systems.  The Company recorded $159,000 of goodwill in connection with the acquisition of AMDB.

Gaming Systems International

On June 19, 1999, the Company sold Gaming Systems International (“GSI”) for an amount in excess of the book value of net assets sold.  Assets sold of approximately $3,749,000 consisted of accounts receivable of $1,514,000, inventories of $364,000, furniture, fixtures and equipment of $218,000, intangible assets of $1,573,000 and prepaid expenses of $80,000.  Liabilities assumed by the buyer consisted of accounts payable and accrued liabilities of $197,000, deposits of $100,000, unearned revenue of $351,000 and long-term debt of 446,000.  The Company received three promissory notes totaling $4,925,000 with face values of $1,100,000, $1,500,000 and $2,325,000, respectively.  Interest was paid monthly at the rate of 10% per annum on both the $1,100,000 and $1,500,000 notes, with the principal due and payable on June 19, 2001 and June 19, 2003, respectively.  The $1,100,000 promissory note was guaranteed by a third party.  Principal payments and interest, at prime plus 1%, was to commence for the $2,325,000 promissory note on October 1, 2002 in 48 monthly installments of approximately $48,000 of principal, plus accrued interest.

On April 6, 2001 the Company entered into an agreement with the maker of the Notes whereby the maker reconveyed 100% of the Common Stock of GSI to the Company for the purpose of selling GSI to a third party. In connection with the agreement, the Company canceled the Notes and entered into a new $1.1 million secured promissory note with the same party. The maker will be paid a commission of 30% of cash receipts from the third party, which will be first applied to the $1.1 million note and paid in cash to the maker thereafter. On July 27, 2001, the Company entered into an Asset Purchase Agreement (“Agreement”) with the third party for approximately $3.2 million whereby all of the assets of GSI were acquired and all of the liabilities assumed, except for approximately $300,000 of obligations, which will remain with GSI.  The payment terms under the Agreement required a $1 million non-refundable cash payment to the Company, which was received on July 27, 2001 and a $1.5 million payment, which was received in December 2001.  The Company also received a secured promissory note in the amount of $750,000, of which $500,000 was received in December 2002 and $250,000 in January 2003. The third party was also required to pay an additional $250,000 subject to a maximum $250,000 reduction pursuant to the resolution of certain uncertainties as of the date of the Agreement, which, as part of the settlement, in January 2003 the Company received $46,000.

NOTE 6 – INTANGIBLE ASSETS AND GOODWILL

As of December 31, 2005, intangible assets consist of capitalized software, software trade names, customer relationships and goodwill (which represents the excess of the purchase price over the estimated fair value of the net assets of the acquired businesses).  Identifiable intangible assets other than goodwill are amortized on a straight-line basis over their estimated useful lives.  Goodwill is not to be amortized until its life is determined to be finite, however, a recognized intangible asset with an indefinite useful life should be tested for impairment annually or on an interim basis if events or circumstances indicate that the fair value of the asset has decreased below its carrying value.  At December 31, 2005, the Company evaluated its goodwill and determined that fair value had not decreased below carrying value and no adjustment to impair goodwill was necessary.

Intangible assets as of December 31, 2004 and 2005 are as follows:

	December 31,
	2004	2005
	(in thousands)
Gross carrying amount of intangible assets:
Capitalized software	$2,662	$2,662
Software trade names	2,659	2,659
Customer relationships	2,285	2,285
Total intangible assets	7,606	7,606

Accumulated amortization:
Capitalized software	(39)	(440)
Software trade names	(41)	(207)
Customer relationships	(56)	(381)
Total accumulated amortization	(136)	(1,028)

Intangible assets, net	$7,470	$6,578

Goodwill	$4,622	$4,622

A roll forward of goodwill for the year ended December 31, 2005 is as follows (in thousands):

Goodwill at December 31, 2002	$962
Goodwill from purchase of AMDB (note 5)	159

Goodwill at December 31, 2003	1,121
Goodwill from Management Equity/Conversion Transaction	5,251
Private placement by Investor Group (note 2)	(1,000)
Year end adjustment to minimum pension liability	(750)
Impairment identified in 2004 and 2005	—

Goodwill at December 31, 2004 and 2005	$4,622

The Company’s amortization period for customer relationships is the greater of seven years on a straight line basis or specific identification.  Capitalized software and software trade names are being amortized on a straight line basis over seven and fifteen years, respectively.   The following table shows the estimated amortization expense for these assets for each of the succeeding years:

Year Ending December 31,
(in thousands)
2006	$884
2007	884
2008	884
2009	884
2010	884
Thereafter	2,158
$6,578

NOTE 7 – LONG-TERM DEBT

Wamco 32 Ltd.

On January 13, 2003, the Company re-negotiated the terms of its credit facility with Coast Business Credit (“Coast”) whereby the outstanding balance of $1,828,000 was converted to a secured term loan which accrues interest at 9.25% per annum and required monthly payments of $58,000 over a 36 months period commencing March 1, 2003.  The loan was secured by all the tangible and intangible assets of the Company, including intellectual property.  On February 7, 2003, the Federal Deposit Insurance Corporation (“FDIC”) put Coast and its parent company, Southern Pacific Bank, into receivership and held all of Coast’s assets for sale to third parties.  On May 15, 2003, the loan was sold to Wamco 32, Ltd. (“Wamco”).  This sale of the loan by the FDIC did not change any of the terms of the Company’s loan agreement.

On January 23, 2006, the Company made its final payment to repay the term loan in full.  As of December 31, 2004 and 2005, the balance of the term loan was $774,000 and $67,000, respectively.

The loan, pursuant to the original inter-creditor agreement between Canyon Capital and Coast, which was sold to Wamco on May 15, 2003, contained various restrictions and covenants, including a minimum quick ratio of 0.20 to 1.00 and minimum debt service coverage ratio of 0.50 to l.00.  In the event that the Company were not in compliance with the various restrictions and covenants and were unable to receive waivers for non-compliance, the term loan would be immediately due and payable.  The Company was in compliance with such covenants through December 31, 2005.

Canyon Capital Management LP

On January 13, 2003, the Company modified its 11% secured subordinated notes payable agreement with Canyon Capital Management LP (“Canyon”), whereby the Company is required to make monthly interest payments of $52,000 until the Wamco term loan is paid off in full at which time the note payable was to be converted into a three-year amortizing loan which would accrue interest at 11% per annum and requires equal monthly payments of principal and interest of approximately $190,000 such that the subordinated debt will be paid in full at the end of the amended term.  Effective September 30, 2005, the Company again modified its 11% secured subordinated notes payable agreement with Canyon, whereas the Company shall continue to make monthly interest payments of $52,000 until March 31, 2006, at which time the debt shall be amortized over a four and a half year period, such that monthly principal and interest payments will be reduced to approximately $130,000.  The Canyon debt will still mature at the end of the three-year period in March 2009 at which time all remaining principal and interest shall be due and payable.  In addition, from and after March 31, 2006, the Company will also be required to pay Canyon additional principal payments on a quarterly basis based upon an EBITDA-based formula.

In connection with the January 13, 2003 modification, the Company issued to Canyon 1,333 shares of its common stock valued at $20,000 (the quoted market price of the common stock at the time the terms were agreed) and agreed to issue 6,667 warrants at an exercise price of $60.00 per share valued at $42,000 (using the Black-Scholes option-pricing model with the following weighted-average assumptions: risk-free interest rate of 6.5%, volatility of 80% and an expected life of 5 years).  The $62,000 is being amortized to interest expense over the term of the modified note.  The subordinated notes are secured by all the tangible and intangible assets of the Company, including intellectual property, which lien was junior to the lien granted to Wamco. Accrued and unpaid interest outstanding on the subordinate notes payable to Canyon was approximately $216,000 and zero at December 31, 2004 and 2005, respectively. The principal balance outstanding on the subordinate notes payable to Canyon was approximately $5,660,000 and $5,658,000 at December 31, 2004 and 2005, respectively.

CSA Private Limited

In connection with a settlement agreement in February 2001 with CSA Private Limited (“CSA”) a subsidiary of Computer Sciences Corporation (“CSC”), the Company issued $2.8 million of subordinated debt to CSA.  The $2.8 million of debt was secured by all the tangible and intangible assets for the Company, including intellectual property, which was subordinate to Wamco and Canyon, accrued interest at 10% per annum and required payments of $37,500 from March 1, 2002 through September 1, 2002 and monthly payments of $107,500 commencing on October 1, 2002 until October 2003 when all remaining unpaid principal and accrued interest was to be paid in full.

The agreement with CSA was amended whereby the Company was required to make payments under the subordinated note unless and until it paid $1 million by December 31, 2002.  Upon payment of the $1 million, contractual payments under the subordinated note would have ceased until a final payment in the amount of $400,000 is paid by February 28, 2003.  If the Company did not make all of the modified payments to CSA, the subordinated note would revert back to its original terms.  The Company did not make the modified payment and have not made any payments since September 2002.  CSA did not formally notify the Company of its default.

On April 9, 2004, the Company successfully amended its agreement with CSA whereby the principal balance and accrued interest through March 31, 2004, totaling $3,633,000, were converted to two secured new notes.  The first note for $500,000 (“First Note”) accrues interest at 10% per annum and provides for monthly payments of $10,000 until the Wamco and Canyon debt is paid in full.  Thereafter, the note provides for monthly payments in an amount equal to the greater of i) $10,000 or ii) the amount required to fully amortize all remaining principal and interest in 24 equal monthly payments.  The second note for $3,133,344 (“Other Note”) also accrued interest at 10% per annum and provided for monthly payments of $7,500, or such other interest amount, not to exceed $10,000 per month, that Wamco and Canyon will allow.  Under the terms of the amended subordination agreement between Wamco, Canyon and CSA, all payments under the new notes are subordinated to the payment in full of the Wamco and Canyon loan agreements. The Company had not made any payments on the $500,000 note and was in default.  The interest rate was increased to 12.5% in line with the terms of that note until the Company becomes current on its contractual payments.

On April 9, 2004, an investor group, consisting of Canyon, the Company’s Chairman of the Board, Chief Executive Officer and Chief Financial and Operating Officer (“Investor Group”), acquired 16,222 shares of the Company’s common stock held by CSA and the Other Note for $1 million in cash.  The purchase price was negotiated based upon arm’s length discussions between members of the Investor Group and senior management of CSC.  On November 1, 2004, the $3,133,344 Other Note, together with $183,867 of accrued interest, was converted into 221,147 shares of the Company’s common stock (see note 3).

Effective September 28, 2005, the Investor Group acquired the First Note, plus accrued interest of $96,321, from CSA for a total purchase price of $350,000.  The purchase price was negotiated based upon arm’s length discussions between members of the Investor Group and senior management of CSC.  The Company has not made any payments on the $500,000 note and is in default as of December 31, 2005 and it continues to accrue interest at 12.5%.

Tax Claims

On September 30, 2003, the Company entered into a settlement agreement with the United States Internal Revenue Service (the “Service”) on a tax claim which resulted from the Company’s 1993 Chapter 11 proceedings whereby it agreed to pay $489,000 in equal monthly installments of $7,438 over a period of six (6) years at an interest rate of 6%.  The $489,000 settlement is reflected as debt in the financial statements and resulted in a one-time gain of $262,000 which is included in income tax benefit in the accompanying 2003 consolidated statement of operations. In the event that the Company fails to pay the Service any payment, and such payment failure continues for sixty days after written notice of such failure, $1,832,100, plus accrued interest thereon, less any payments made by the Company will be immediately due and payable to the Service.  As of December 31, 2005, the Company was current with its payments to the Service. As of December 31, 2004 and 2005, the debt balance was $363,000 and $293,000, respectively.

In connection with the settlement agreement with the Service, the Company’s 1993 Chapter 11 proceedings were officially closed pursuant to Court order effective as of September 30, 2003.

Long-term debt outstanding is as follows:

	December 31,
	2004	2005
	(in thousands)
11% subordinated debt, net of discount of $37 and $25 respectively	$5,623	$5,633
12.5% subordinated debt	500	500
9.25% debt	774	67
Tax Claims	363	293
Other	392	125
	7,652	6,618
Less: current installments	(1,003)	(1,149)

Non-current portion	$6,649	$5,469

Aggregate maturities of long-term debt are as follows:

Year Ending December 31,
(in thousands)
2006	$1,149
2007	1,210
2008	1,331
2009	1,449
2010	1,147
2011	332
$6,618

NOTE 8 - ACCRUED LIABILITIES

Accrued liabilities consist of the following:

	2004	2005
	(in thousands)

Salaries, wages and commissions	$768	$182
Accrued insurance & sales taxes	148	75
Accrued vacation	469	476
Accrued interest	274	126
Accrued consulting fees (note 13)	531	646
Other	711	881

Total	$2,901	$2,386

NOTE 9 - INCOME TAXES

The components of income (loss) before income taxes are as follows (in thousands):

	Year Ended	For the Periods		Year Ended
	December 31,	Jan. 1, 2004 –	Nov. 1, 2004 –	December 31,
	2003	Oct. 31, 2004	Dec. 31, 2004	2005

U.S.	$454	$(1,805)	$(31)	$844
Foreign	(412)	662	10	72

Total	$42	$(1,143)	$(21)	$916

The income tax provision (benefit) is comprised of the following (in thousands):

	Year Ended	For the Periods		Year Ended
	December 31,	Jan. 1, 2004 –	Nov. 1, 2004 –	December 31,
	2003	Oct. 31, 2004	Dec. 31, 2004	2005
Current:
U.S. Federal	$(326)	$5	$1	$—
State	6	—	—	10
Foreign	9	10	15	100
	(311)	15	16	110
Deferred:
U.S. Federal	—	—	—	—
Foreign	—	—	—	—
	—	—	—	—

Total	$(311)	$15	$16	$110

Deferred tax assets and liabilities result from differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.  The significant components of the deferred income tax assets and deferred income tax liabilities are as follows:

	December 31,
	2004	2005
	(in thousands)
Deferred tax assets:
Net operating loss carryforwards	$2,922	$1,417
Furniture, fixture and equipment	25	—
Capitalized software and intangibles	—	1,150
Inventory write-downs	3	3
Allowance for doubtful accounts	92	116
Debt instrument	—	99
Accrued expenses	396	456

Total deferred tax assets	3,438	3,241

Deferred tax liability:
Furniture, fixtures and equipment	(57)	(107)
Identifiable intangible assets	(3,121)	(2,673)

Total deferred tax liabilities	(3,178)	(2,780)

Net deferred tax assets	260	461

Less: valuation allowance	(260)	(461)

Net deferred tax assets	$—	$—

The Company has recorded a valuation allowance in the amount set forth above for certain deductible temporary differences where it is not more likely than not the Company will receive future tax benefits.  The net change in the valuation allowance for the years ended 2003, 2004 and 2005 was ($179,000), ($18,750,000), and $201,000 respectively.  As a result of the Company applying purchase accounting (see note 2), in 2004, the Company adjusted its deferred tax assets to reflect the change in the difference between the carrying amounts for certain assets and liabilities for income tax purposes versus the carrying amounts for financial statement purposes.  These differences resulted, most notably, in the recording of a deferred tax liability related to certain intangible assets.  The recording of this deferred tax liability resulted in a corresponding reduction in the amount of valuation allowance required.

As of December 31, 2005, the Company has Federal and state net operating losses (NOL) carryovers of approximately $3,948,000 and $2,800,000, respectively.  These NOL carryovers will expire in the years 2006 through 2025.  The Company has net operating losses that may be subject to limitations under Internal Revenue Code (IRC) section 382; which is triggered in the event of an ownership change.  During the current period the Company experienced an ownership change, as defined under IRC section 382.  The Company has evaluated the impact of the IRC section 382 limitation.  The Company believes that the amount of net operating losses shown in the financial statements as deferred tax assets represents the expected minimum amount of net operating losses available for future use under the IRC section 382 ‘base’ limitation.

On September 11, 2002, the State of California enacted one of the budget trailer bills that implemented the state’s 2002-2003 Budget Bill (A425). The law suspended the NOL carryover deduction for tax years 2002 and 2003. To compensate for the deduction suspension, the period of availability for these NOL deductions has been extended for two years.  In 2004, the NOL suspension expired and commencing on January 1, 2004, NOL’s generated are applied at 100% and carried forward up to ten years.

The provision (benefit) for income taxes differs from the amount computed by applying the Federal corporate income tax rate of 34% to income (loss) from continuing operations before income taxes as follows (in thousands):

	Year Ended	For the Periods		Year Ended
	December 31,	Jan. 1, 2004 –	Nov. 1, 2004 –	December 31,
	2003	Oct. 31, 2004	Dec. 31, 2004	2005

Statutory tax at 34%	$14	$(389)	$(7)	$311
Change in valuation allowance	(187)	(395)	(18,354)	201
Expiration of state NOLs	—	48	—	—
Effect of foreign operations	140	(215)	11	76
Adjustments of NOL carry forwards and deferred tax assets pursuant to the finalization of the IRS examination and other analysis	(326)	803	18,466	(543)
Stock compensation charge	—	64	—	—
Change in estimates	48	—	—	—
Other	—	99	(100)	65

Income tax expense (benefit)	$(311)	$15	$16	$110

Undistributed earnings of the Company’s foreign subsidiaries are considered to be indefinitely reinvested and, accordingly, no provision for U.S. federal and state income taxes has been provided thereon.  Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to U.S. income taxes and possibly withholding taxes payable to the foreign countries, but may be able to offset unrecognized foreign tax credit carryforwards.  Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable because of the complexities associate with its hypothetical calculation.

NOTE 10 - SEGMENTS

The Company provides total information technology solutions to the hospitality, resort and destination industry.  The solutions provided by the Company typically include applications software, computer hardware, peripherals and wide and local area network design, implementation, installation and support.  The Company is organized and operates in three segments: United States, Asia and United Kingdom. For purposes of applying SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” management views the United States, Asia and United Kingdom segments separately in operating the business, although the products and services are similar for each segment.

Information with respect to the Company’s operations by significant geographic area is set forth below.  “Other foreign” includes operations in Mexico and Canada, both of which have been discontinued.  “Asia” includes operations in Singapore, Malaysia, Hong Kong and China.

	Year ended	For the Periods		Year ended
	December 31, 2003	Jan. 1, 2004 – Oct. 31, 2004	Nov. 1, 2004 – Dec. 31, 2004	December 31, 2005
Revenue from unaffiliated customers (based on subsidiary location):
United States	$15,439	$12,312	$2,832	$17,101
Asia	2,871	2,691	695	4,574
United Kingdom	1,024	1,314	227	1,756
Other foreign	12	—	—	—

	$19,346	$16,317	$3,754	$23,431

United States revenue from foreign affiliates	$313	$495	$132	$1,443

Operating income (loss):
United States	$1,748	$692	$118	$1,660
Asia	185	199	33	62
United Kingdom	(463)	(43)	(23)	11
Other foreign	(130)	—	—	—

	$1,340	$848	$128	$1,733

Identifiable assets:
United States	$4,985	$14,953	$14,146	$14,340
Asia	1,159	1,375	1,502	2,610
United Kingdom	314	283	273	503
Other foreign	72	—	—	—

	$6,530	$16,611	$15,921	$17,453

Long-lived assets:
United States	$3,109	$12,540	$12,198	$11,242
Asia	541	492	494	543
United Kingdom	38	45	44	52
Other foreign	4	—	—	—

	$3,692	$13,077	$12,736	$11,837

United States revenue from foreign affiliates consists of net intercompany sales and services from the United States to the Company’s foreign subsidiaries and is eliminated from consolidated net revenue.  Intercompany sales are based on current selling prices or list prices less discounts.  Discounts typically are influenced by competitive pricing, market conditions and relative foreign exchange rates.

Customers

During 2003, the Joint Armed Services was the only customer accounting for ten percent or more of our revenues. Total revenue from the Joint Armed Services for 2003 was $3,535,000. There were no customers that accounted for ten percent or more of our revenues in 2004 or 2005.

NOTE 11 - STOCKHOLDERS’ DEFICIENCY

Stock Option Plans

The Company adopted the MAI Systems Corporation 1993 Stock Option Plan (the “1993 Plan”) which became effective on January 27, 1994.  Under the 1993 Plan, 2,500,000 authorized shares of Common Stock are reserved for issuance of options. Options under the 1993 Plan may be granted at exercise prices determined by the Compensation Committee of the

Board of Directors, provided that the exercise prices shall not be less than the fair market value of the Common Stock on the date of grant.  At December 31, 2005, 8,202 options under the 1993 Plan were outstanding and exercisable, and the weighted-average exercise price of these options was $138.92.

In July 1995, the Board of Directors adopted the Non-Employee Director’s Stock Option Plan (the “Director’s Plan”).  Under the Director’s Plan, certain directors who are not employees of the Company or any affiliate of the Company are eligible to receive stock options.  The Director’s Plan provides that each non-employee director may also be granted an option to purchase 42 shares of Common Stock on the date of each annual meeting of the Company’s stockholders at which the director is reelected to the Company’s Board.  These options vest 25% on the date of each subsequent annual meeting of the Company’s stockholders which the director is reelected to the Board.  The number of shares of Common Stock reserved for issuance pursuant to the Director’s Plan is 250,000 shares.  The exercise price shall not be lower than the fair market value of the Common Stock on the date of grant.  As of December 31, 2005, 708 and 667 options under the Director’s Plan were outstanding and exercisable, respectively, and the weighted-average exercise price of these options was $200.58.

At December 31, 2005, there were 886,647 additional shares available for grant under the stock option plans.

The Company accounts for stock-based compensation utilizing the intrinsic value method in accordance with the provisions of Accounting Principles Board Opinion No. 25 (APB 25) “Accounting for Stock Issued to Employees” and related interpretations.  Accordingly, no compensation expense is recognized for fixed option plans because the exercise prices of employee stock options equaled or exceeded the market prices of the underlying stock on the dates of grant.

The following is a summary of stock option activity under the Company’s stock option plans:

	Number of shares	Weighted-average Exercise price

Options outstanding at December 31, 2002	13,478	$118.50

Forfeited	(1,285)	342.00
Options outstanding at December 31, 2003	12,193	165.00

Forfeited	(3,042)	237.00
Options outstanding at October 31 and December 31, 2004	9,151	141.00

Forfeited	(241)	84.88
Options outstanding at December 31, 2005	8,910	$143.10

At December 31, 2005, the exercise prices ranged from $46.50 to $1,462.50 per share and the weighted-average remaining contractual life of outstanding options under the Company’s stock option plans was 5.0 years.

The following is a summary of stock options as of December 31, 2005:

Range	Number Outstanding	Weighted Average Remaining	Weighted Average	Number Exercisable
Exercise Prices	December 31, 2005	Contractual Life	Exercise Price	December 31, 2005

$46.50 - $93.75	6,149	5.47	$51.58	6,108
150.00 - 150.00	833	4.22	150.00	833
356.25 - 421.50	1,750	2.69	412.63	1,750
487.50 - 1,462.50	178	1.74	621.38	178

	8,910			8,869

Restricted Stock Plan

In May 2001, the Board of Directors adopted the 2001 Restricted Stock Plan.  Under the plan, 5,500,000 authorized shares of the Company’s Common Stock are reserved for issuance to officers and directors of the Company.  The shares will be issued as “Restricted Stock” within the meaning of Rule 144 of the Securities Act of 1933, as amended.  The Compensation Committee of the Board of Directors shall have the discretion to determine what terms and conditions shall apply, including the imposition of a vesting schedule.

In May 2002, the Company issued 4,083 shares of restricted common stock to its members of the board of directors and certain of its corporate officers which vest equally over a four-year period.  Recipients are not required to provide consideration to the Company other than rendering the service and have the right to vote the shares.  Under APB 25, compensation cost is recognized for the fair value of the restricted stock awarded, which is its quoted market price at the date of grant, which was $37.50 per share.  The total market value of the shares of $153,000 was treated as unearned compensation and was amortized to expense in proportion to the vesting schedule.  Unearned compensation was fully amortized as of December 31, 2004.

In November and December 2005, the Company issued 16,500 shares and 1,333 of restricted common stock, respectively to certain members of the Company’s management team which vest fifty percent on the forth anniversary date of the grant and fifty percent on the fifth anniversary date of the grant.  Recipients are not required to provide consideration to the Company other than rendering the service and have the right to vote the shares.  Under APB 25, compensation cost is recognized for the fair value of the restricted stock awarded, which is its quoted market price at the date of grant, which was $6.75 and $5.00 per share for the November and December grants, respectively.  The total market value of the shares of $118,000 was treated as unearned compensation and is being amortized to expense on a straight line basis over 5 years.  The unamortized balance as of December 31, 2005 is $116,000 and is included in accumulated other comprehensive income in the accompanying consolidated balance sheet.

Preferred Stock

On May 20, 1997, the Company authorized the issuance of up to 6,667 shares of $0.01 par value preferred stock.  The Board of Directors has the authority to issue the preferred stock, in one or more series, and to fix the rights, preferences, privileges and restrictions thereof without any further vote by the holders of Common Stock.

Stock Warrants

On January 13, 2003, in connection with the modification of the subordinated notes payable with Canyon (see note 7), the Company granted 6,667 warrants to Canyon at an exercise price of $60.00 per share valued at $42,000 which is being amortized to interest expense over the term of the modified note.  The warrants vest equally over a period of five years and expire on February 1, 2010.

On May 26, 2000, the Company issued warrants to its Chief Executive Officer to purchase 1,500 shares of Common Stock at $84.00 per share.  The exercise price of these warrants will increase with the fair market value of Common Stock when the fair market value exceeds $2.81 per share.  As the exercise price is not fixed, the warrants are accounted for as a variable award and, accordingly, are re-measured at each reporting date.  The warrants vest equally over a three-year period and expire on March 24, 2010.

NOTE 12 - EMPLOYEE BENEFITS

Savings Plans

On October 1, 1995, the Company established a Savings and Investment Plan covering substantially all the Company’s domestic employees (the “Domestic Plan”).  The Domestic Plan qualifies under Sections 401(k) and 401(a) of the Internal Revenue Code.  Participating employees are allowed to contribute from 1% to 15% of their annual compensation.  During 2003, 2004 and 2005 the Company did not make contributions to the Domestic Plan.

Defined Benefit Plans

The Company established a defined benefit plan for employees that were employed by the Company’s maintenance service business acquired in 1988.

In April 1992, the Company elected to cease benefit accruals under the defined benefit plan to current participants.  The curtailment had no effect on the accrued pension cost of the defined benefit plan and, accordingly, the Company’s accumulated benefit obligation and projected benefit obligation are the same as of the end of each of the years presented below.

Company contributions under this plan are funded annually.  Plan assets are comprised primarily of guaranteed investment/annuity contracts.  Employee benefits are based on years of service and the employees’ compensation during their employment.

The actuarially computed components of net periodic benefit cost included the following components (in thousands):

	Year Ended December 31,
	2003	2004(1)	2005

Service costs	$—	$—	$—
Interest costs	143	143	148
Amortization of unrecognized loss	38	39	52
Expected return on plan assets	(100)	(144)	(162)

Net periodic pension expense	$81	$38	$38

The following table sets forth the funded status and amounts recognized in the Company’s consolidated statements of operations (in thousands):

	Years Ended December 31,
Change in Benefit Obligation:	2003	2004(1)	2005

Projected Benefit Obligation, beginning of year	$2,154	$2,331	$2,613
Service cost	—	—	—
Interest cost	143	143	148
Benefits paid	(83)	(86)	(110)
Actuarial loss/(gain)	117	225	43

Projected Benefit Obligation, end of year	$2,331	$2,613	$2,694

Change in Plan Assets:

Plan assets, beginning of year	$1,236	$1,685	$1,961
Actual return on plan assets	182	86	12
Employer contribution	350	276	192
Benefits paid	(83)	(86)	(110)

Plan assets, end of year	$1,685	$1,961	$2,055

Unfunded status	$(646)	$(652)	$(639)
Unrecognized (gain)/loss	1,005	1,250	1,391

Net amount recognized	$359	$598	$752

(1)             The year ended December 31, 2004 represents the combined pre- and post- recapitalization periods of January 1, 2004 through October 31, 2004 and November 1, 2004 through December 31, 2004, respectively, as a result of the Management Equity/Conversion Transaction (see note 2).

The weighted average discount rates used in determining the actuarial present value of the benefit obligations were 6.25%, 5.75% and 5.5% for 2003, 2004 and 2005, respectively.  The long-term rate of return on assets was 8% for 2003, 2004 and 2005.

The Company expects to contribute approximately $57,000 to the defined benefit plan during 2006.  Expected benefit payments are as follows:

Year Ending December 31,
(in thousands)
2006	$134
2007	143
2008	167
2009	176
2010	185
Thereafter	1,079
$1,884

The following table describes the plan asset descriptions and allocation of investment funds:

		Percentage of Plan Assets at December 31,
Asset Category	Target Allocation	2004	2005

a. Equity Securities	55.0%	57.0%	57.7%
b. Bond Fund	45.0%	43.0%	42.3%

e. Total	100.0%	100.0%	100.0%

The policy, as established by the Pension Finance Committee, is to provide for growth of capital with a moderate level of volatility by investing assets per the target allocations stated above.  The assets will be reallocated quarterly to meet the above target allocations.  The investment policy will be reviewed on a quarterly basis, under the advisement of a certified investment advisor, to determine if the policy should be changed.

The expected long-term rate of return for the plan’s total assets is based on the expected return of each of the above categories, weighted based on the median of the target allocation for each class.  Equity securities are expected to return 10% to 11% over the long-term, while bond funds are expected to return between 4% and 6%.  Based on historical experience, the Committee expects that the Plan’s asset managers will provide a modest (.5% to 1.0% per annum) premium to their respective market benchmark indices.

NOTE 13 - COMMITMENTS AND CONTINGENCIES

Leases

The Company leases certain facilities and equipment, under both month-to-month and fixed-term agreements.  The aggregate minimum rentals under operating leases with non-cancelable terms of one year or more are as follows:

Year Ending December 31,
(in thousands)
2006	$682
2007	548
2008	504
2009	467
2010	478
Thereafter	454
$3,133

Rental expense was approximately, $755,000, $716,000 and $639,000 for the years ended December 31, 2003, 2004, and 2005, respectively.

Legal Proceedings

Hotel Information Systems, Inc.

On March 25, 2003, the Company entered into a settlement agreement with Hotel Information Systems (“HIS”) and one of its former corporate officers whereby (i) the parties dismissed all claims, known and unknown, against each other; (ii) the Company forgave and wrote off a note receivable from the former corporate officer of HIS in the amount of $66,000 (which was expensed to other expense in the 2002 consolidated statement of operations); (iii) the Company paid $50,000 in cash and issued a non-interest bearing unsecured promissory note which requires 35 consecutive monthly payments of $5,000 each commencing April 1, 2003; and (iv) the remaining 2,494 shares in the escrow account will be released to the Company.  If the Company is delinquent four times in any twelve-month period during the term of the unsecured promissory note in making its $5,000 monthly payments to HIS, and HIS issues respective valid default notices, the Company will be subject to a $225,000 penalty.  The Company was current on all its payments to HIS and with its last payment in December 2005, the note was repaid in full. The 2,494 shares have been received by MAI together with the HIS authorization to legally transfer such shares to MAI.

Imputing interest at 11%, the present value of the $175,000 promissory note at the date of the settlement was $149,000.  The Company recorded the present value of this debt issuance and the $50,000 cash payment as a reduction to additional paid-in capital.

Logix Development Corporation

The Company entered into a settlement agreement with Logix Development Corporation (“Logix”) in July of 2002 whereby we (i) issued Logix 1,333 shares of our Common Stock (ii) required the Company to make various cash installment payments totaling $175,000 to be paid within 1 year and (iii) executed a contract with Logix for a consulting project in the amount of $50,000.  The Company has made all required payments to Logix under this settlement agreement.

In December 2003, the Company entered into another settlement agreement with Logix whereby it (i) issued 1,333 free trading shares in exchange for the 1,333 restricted Common Shares from the original settlement agreement in July 2002 (ii) required the Company to make monthly payments totaling $187,500 over a 25 month period and (iii) mutually released each other of all past, present and future claims associated with the lawsuit.  The Company was current on its payments to Logix, and with its last payment in December 2005, the settlement was repaid in full.

Other Litigation

We were also involved in various other legal proceedings that are incident to its business. Management believes the ultimate outcome of these matters will not have a material adverse effect on our consolidated financial position, results of operations or liquidity.

Related Party Transactions

Under the terms of a consulting agreement, and subsequent amendments (which expired on August 31, 2003 but which is automatically renewed each year unless proper notice is given between either party), between Orchard Capital Corporation (“Orchard”) and the Company, Orchard provides the services of Richard S. Ressler as the Company’s Chairman. Orchard was paid a consulting fee of $24,000 per month through September 30, 2004 when the consulting fee was modified to $12,000 per month.  The consulting agreement was automatically renewed through August 31, 2005.  As of December 31, 2004 and 2005, accrued and unpaid consulting fees were $531,000 and $646,000, respectively.

NOTE 14 - INCOME (LOSS) PER SHARE

The following table illustrates the computation of basic and diluted income (loss) per share under the provisions of SFAS No. 128.

	Year Ending	For the Periods		Year Ending
(in thousands)	December 31, 2003	Jan. 1, 2004 – Oct. 31, 2004	Nov. 1, 2004 – Dec. 31, 2004	December 31, 2005
Numerator:
Numerator for basic and diluted income (loss) per share – net income (loss)	$353	$(1,158)	$(37)	$806

Denominator:
Denominator for basic income (loss) per share - weighted average number of common shares outstanding during the period	97	98	386	389

Incremental common shares attributable to restricted stock grants and to the exercise of outstanding options and warrants	2	—	—	—

Denominator for diluted income (loss) per share	99	98	386	389

Basic income (loss) per share	$3.64	$(11.82)	$(0.10)	$2.07

Diluted income (loss) per share	$3.57	$(11.82)	$(0.10)	$2.07

The number of antidilutive options and warrants that were excluded from the computation of incremental common shares were 20,693, 17,652 and 17,410 in 2003, 2004 and 2005, respectively.